UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 31, 2009

(Date of earliest event reported)

GOLDRICH MINING COMPANY
(Exact Name of Registrant as Specified in Charter)

Alaska
(State or Other Jurisdiction of Incorporation)

001-06412 (Commission File Number)	91-0742812 (IRS Employer Identification No.)

3412 S. LINCOLN DRIVE, SPOKANE, WA 99203-1650

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (509) 624-5831

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events

On March 31, 2009, after an extensive trial, the Superior Court for the State of Alaska – Fourth Judicial District at Fairbanks, Alaska (the “Court"), issued its Findings of Fact and Conclusions of Law (the “Findings”) in regard to lawsuit between Goldrich Mining Company (the “Company”) and Gold Dust Mines, Inc., Delmer M. Ackels and Gail E. Ackels (collectively, the “Defendants”), which the Company initiated to protect some of its assets at its Chandalar mining property in northern Alaska against mining claim jumping and trespass by the Defendants. The various issues of the case were decided by a series of summary judgments, directed verdicts, and a special verdict of the jury (for more information on the history of this case, please see Item 3. “Legal Proceedings” in the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission on April 3, 2009).  The Findings were in favor of the Company, clearing title to all of its mining claims being challenged and awarding to it other nearby claims the Company maintained were located on its behalf during the term of the lease, as well as determining that trespass had occurred, and dismissing a counterclaim against the Company.

The Court also entered Final Judgment on March 20, 2009.  The Company will now file a motion for attorney’s fees and costs.  Pursuant to Alaska Civil Rule 79, the Company is entitled to most of its actual costs incurred in this litigation. The Company is also possibly entitled to an award for a portion of its attorney’s fees.  The Final Judgment is subject to appeal to the Alaska Supreme Court.

The Company’s original complaint was filed with the Court on February 16, 2007 against the Defendants asking the Court, among other things, for an order quieting title in favor of the Company to five claims that the Company contended the Defendants had overstaked, the imposition of a constructive trust on the mining claims the Company contended the Defendants had additionally staked, ejection of the Defendants from all of Company’s mining claims, injunctive relief where appropriate, compensatory damages and attorney’s fees.  A series of pre-trial settlement attempts ended in failure.  A jury trial was held in Fairbanks, Alaska from November 24, 2008 through December 11, 2008.  At the conclusion of the jury trial, the jury returned a Special Verdict on December 12, 2008 answering a series of twenty questions contained in the Court’s jury instructions.  Effectively, the jury’s answers determined that the five mining claims belonging to the Company were valid and that the ten-year-long mining lease between the Company and the Defendants continued past its nominal expiration on October 1, 1999 based on the course of conduct of the Company and the Defendants such that the Defendants had become hold-over tenants until October 1, 2003.  The jury also found the Defendants did not stake all their mining claims in full compliance with the State of Alaska statutes governing the staking of mining claims, and that the Defendants did trespass on the Company’s claims.  Although the jury recognized that the Defendants took gold off of the Company’s claims, they did not award the Company compensatory or punitive damages because the Defendants claimed to have lost money on its mining operation and the jury believed the Defendants had a good faith basis for their actions.

The Findings contain orders of the Court that:

1.

The Company is holder of best title of its five mining claims subject to the litigation and is entitled to judgment in its favor quieting its title to those claims on both legal and equitable grounds.  Furthermore, the Defendants are equitably estopped from contesting the validity of these claims based on any purported infractions of state required affidavit of annual labor assessment work filings for those claims that are necessary to have kept them in good standing.

2.

The Company is the holder of best title and owner of each of the 20 mining claims staked by the Defendants in 2003 before the expiration of the Defendants' hold-over tenancy.

3.

The Company is entitled to an order, based on the Company’s best title to the 25 claims, ejecting the Defendants from those claims, and additionally the Defendants must vacate all the structures on those claims and remove all of their personal property under supervision of the Company.

4.

The Company is entitled to judgment in its favor against the Ackels for all liabilities incurred by their shell corporation, Gold Dust Mines, of after 2003.

5.

The Company is entitled in its favor and against the Defendants dismissing with prejudice the counterclaim asserted by the Defendants.

6.

The Company is entitled to judgment in its favor against the Defendants with respect to intentional trespass on one of its mining claims, and is therefore entitled to $2,000 in damages.

The long development of this claim-jumping case and its outcome are complex.  More information on this case is can be found in the Company’s annual, quarterly and current filings with the Securities and Exchange Commission at www.sec.gov.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GoldRich Mining Company (Registrant)
Dated: April 6, 2009	By: /s/ Ted Sharp
Ted Sharp Chief Financial Officer